UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2010

CERAGENIX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50470	84-1561463
(State or other jurisdiction	Commission File	(I.R.S. Employer Identification number)
of incorporation)	Number

1444 Wazee Street, Suite 210, Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 946-6440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                       Other Events

As previously disclosed on March 29, 2010, the Company terminated Mr. Carl Genberg, Senior Vice President of Research and Development for cause.  Mr. Genberg’s termination resulted from an investigation conducted at the request of the Company’s independent members of the Board of Directors.

On April 20, 2010, the Company was served with a complaint (the “Complaint”) filed on April 15, 2010 in the United States District Court (District of Connecticut) by Mr. Genberg.  The Complaint seeks to mandate an arbitration proceeding to resolve a dispute resulting from Mr. Genberg’s termination by the Company.  Further, the Complaint seeks to attach $1.5 million of the proceeds from the Company’s contemplated financing transaction until such time that the arbitration proceedings are concluded.  This previously disclosed financing transaction is still subject to final negotiation and document execution which cannot be assured. Additionally, the Complaint seeks specified damages of approximately $1.0 million and unspecified damages resulting from damage to reputation and emotional distress, exemplary damages for wrongful termination of a “whistleblower” and attorney’s fees.

The Company believes that an arbitration proceeding will uphold its decision to terminate Mr. Genberg for cause.  However, the Company believes that the Complaint may have an adverse impact on its ability to consummate the anticipated financing transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ceragenix Pharmaceuticals, Inc.

Dated:	April 21, 2010	/s/ Jeffrey Sperber
Jeffrey Sperber, Chief Financial Officer